Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Chief Financial Officer William Federici Announces Plans to Retire

EXTON, PA, March 2, 2018 – West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced William Federici, Senior Vice President, Chief Financial Officer and Treasurer, has communicated his intention to retire later this year. West has commenced an external search for a successor.

“With our company in a strong financial position and well-poised for future growth, and with the close of the 2017 reporting season, it is the right time to begin this important chapter for my family and me,” said Mr. Federici. “It has been my great pleasure to serve this incredible company as CFO for nearly 15 years. I thank Eric Green, our Board of Directors and our prior leaders for giving me the opportunity to be a part of West’s impressive history.”

“Bill Federici’s leadership at West has been outstanding. Since 2003, he has served as a critical member of the management team that crafted the strategy which led West to grow reported net sales by more than $1 billion and market capitalization by $6 billion,” said Eric M. Green, President and CEO, West. “He has personified our West values, always thinking about how we can better serve our customers, shareholders, employees and the patients we ultimately serve, and he will be missed. While Bill will be active in the transition, I want to take this opportunity to thank him for the many ways he has contributed to West’s success.”

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2017 net sales of $1.6 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.